Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EDGEN CORPORATION

Edgen Corporation, a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY:

1.             The name of the corporation is Edgen Corporation.

2.             The original Articles of Incorporation of Edgen Corporation were filed with the Secretary of State for the State of Nevada on November 13, 2000.

3.             The Amended and Restated Articles of Incorporation of Edgen Corporation have been duly authorized by a unanimous vote of the stockholders of Edgen Corporation.

4.             The Amended and Restated Articles of Incorporation so adopted read in full as set forth in Exhibit A attached hereto and are hereby incorporated by reference and supersede the original Articles of Incorporation.

5.             The Amended and Restated Articles of Incorporation shall be effective upon filing with the Secretary of State for the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by Daniel O’Leary, its President and Chief Executive Officer, this                  day of February, 2005.

By:	/s/ DANIEL O'LEARY
Name:	Daniel O’Leary
Title:	President and Chief Executive Officer

ARTICLE 1

Name.  The name of the Corporation is Edgen Corporation. (the “Corporation”).

ARTICLE 2

Registered Office and Registered Agent.  The address of the Corporation’s registered office in the State of Nevada is 6100 Neil Road, Suite 500, Reno, Nevada 89511.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company of Nevada.

ARTICLE 3

Authorized Capital.  The aggregate number of shares which the Corporation is authorized to issue is five million one hundred thousand (5,100,000) shares, divided into two (2) classes consisting of five million (5,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”); and one hundred thousand (100,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

(1)           PREFERRED STOCK

(a)           Issue in Series.  Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated in these Amended and Restated Articles of Incorporation and/or the resolution of the Board of Directors of the Corporation providing for its issue.  All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or in these Amended and Restated Articles of Incorporation.

(b)           Creation of Series.  The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock (in addition to the Series A Preferred Stock whose terms are set forth in paragraph (2) below), and to determine and fix with respect to each such series prior to the issuance of any shares of the series to which such resolution relates:

(i)            The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(ii)           The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

(iii)          The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(iv)          Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(v)           Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(vi)          The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii)         Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with or being junior to the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking on a parity with or junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such parity or junior series or class, and the terms of any such restriction;

(viii)        Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(ix)           Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

(c)           Dividends.  Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed in these Amended and Restated Articles of Incorporation or by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(d)           Preference on Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined in these Amended and Restated Articles of Incorporation or by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock.  If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been set forth in these Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors providing for the creation of the series of Preferred Stock.  Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for in these Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors fixing the terms of such series of Preferred Stock.

(e)           Redemption.  The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

(f)            Voting Rights.  Except as otherwise required by law or as otherwise provided in these Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors fixing the terms of such series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

(2)           SERIES A PREFERRED STOCK

(a)           Designation of First Series of Preferred Stock.  The first series of Preferred Stock shall be Series A 8.5% Cumulative

Compounding Preferred Stock (“Series A Preferred Stock”), and the number of shares which shall constitute such series shall be forty thousand (40,000).  The par value of Series A Preferred Stock shall be $.01 per share.

(b)           Rank.  With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series A Preferred Stock shall rank (i) senior to (1) the Common Stock of the Corporation, and (2) each other class of capital stock or class or series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank junior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (1) and (2) collectively referred to as “Series A Junior Securities”), (ii) on a parity with each other class of capital stock or class or series of Preferred Stock issued by the Corporation after the date hereof the terms of which do not specifically provide that such class or series shall rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the Corporation (collectively referred to as “Series A Parity Securities”), and (iii) junior to each other class of capital stock or other class or series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as “Series A Senior Securities”).

(c)           Dividends.

(i)            Each Holder (as defined in subparagraph (j) of this paragraph (2)) of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate per annum equal to 8.5% of the Liquidation Preference (as defined in subparagraph (j) of this paragraph (2)).  All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a share of Series A Preferred Stock on a daily basis from the date of issuance of such share, and shall be payable annually in arrears on each Dividend Payment Date (as defined in subparagraph (j) of this paragraph (2)), commencing on the first Dividend Payment Date after the date of issuance of such share.  Each dividend on Series A Preferred Stock shall be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date.  Dividends shall cease to accrue in respect of shares of Series A Preferred

Stock on the date of their repurchase by the Corporation unless the Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase.  Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends in cash; provided, however, that such dividends shall continue to cumulate and shall be paid at the time of repurchase as provided herein if not earlier declared and paid.

(ii)           The Corporation may, at the option of the Board of Directors of the Corporation, pay dividends on the Series A Preferred Stock solely in cash or solely in PIK Dividends (as defined in subparagraph (j) of this paragraph (2)).  In no event shall the election by the Corporation to pay dividends in cash or in additional shares of Series A Preferred Stock preclude the Corporation from making a different election with respect to the dividends to be paid on the Series A Preferred Stock on any subsequent date.  For each Dividend Period in which the Board of Directors of the Corporation chooses to pay Series A Preferred Stock dividends with PIK Dividends, such PIK Dividends shall be paid on the Dividend Payment Date by delivering to the Holders a number of shares of Series A Preferred Stock equal to a rate of 8.5% of the Liquidation Preference.  Any additional shares of Series A Preferred Stock issued pursuant to this paragraph (2)(b) shall be subject in all respects to the same terms as the shares of Series A Preferred Stock originally issued hereunder.

(iii)          All dividends (whether payable in cash or in additional shares of Series A Preferred Stock) paid with respect to shares of Series A Preferred Stock pursuant to paragraph (2)(c)(i) and (ii) shall be paid in equal pro rata proportions to the Holders entitled thereto.

(iv)          Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 30 days prior to the payment of such dividends.

(v)           No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, nor may funds be set apart for such payment, unless (1) full Accumulated Dividends have been paid or set apart for such payment on the Series A Preferred Stock and Series A Parity Securities for all Dividend Periods (and dividend periods for Series A Parity Securities) terminating on or prior to the date of payment of such full dividends or distributions on such Series A Parity Securities (the “Series A Parity Payment Date”) and (2) an amount equal to a prorated dividend on the Series A Preferred Stock and

Series A Parity Securities at the customary dividend rates for such securities for the period from, in the case of Series A Preferred Stock, the Dividend Payment Date and, in the case of Series A Parity Securities, the dividend payment date immediately prior to the Series A Parity Payment Date to the Series A Parity Payment Date, have been paid or set apart for payment.  In the event that such dividends are not paid in full or set apart for payment with respect to all outstanding shares of Series A Preferred Stock and of any Series A Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of all such stock or securities of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of any Series A Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

(vi)          The Holders shall be entitled to receive the dividends provided for in paragraph (2)(c)(i) hereof in preference to and in priority over any dividends or distributions upon any of the Series A Junior Securities. Such dividends on the Series A Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full Accumulated Dividends on all shares of Series A Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series A Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Series A Junior Payment Date (as defined below) to the Series A Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Securities (the date of any such actions to be referred to as the “Series A Junior Payment Date”); provided, however, that the foregoing shall not (1) prohibit the Corporation from repurchasing Series A Junior Securities, or options, warrants or other rights to purchase such Series A Junior Securities, from a holder who is, or was, a director or employee of the Corporation (or a direct or indirect subsidiary of the Corporation) or (2) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fractional Series A Junior Securities.

(vii)         No payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of Series A Parity Securities shall be made, and no sum shall be set aside for or applied by the Corporation to any Series A Parity Securities (either pursuant to any applicable sinking fund requirement or otherwise) at any time any shares of Series A Preferred Stock are outstanding unless, prior to such payment or setting aside or applying such sum to the purchase, redemption, retirement or other acquisition of any Series A Parity Securities, all shares of Series A Preferred Stock shall have been purchased or otherwise acquired by the Corporation for value (and the purchase price therefor has been paid in cash); provided, however, that the foregoing shall not (1) prohibit the Corporation from repurchasing Series A Parity Securities, or options, warrants or other rights to purchase such Series A Parity Securities, from a holder who is, or was, a director or employee of the Corporation (or a direct or indirect subsidiary of the Corporation) or (2) prohibit the Corporation from making any purchase, redemption, retirement or other acquisition of Series A Parity Securities payable in Series A Parity Securities and cash in lieu of fractional Series A Parity Securities.

(viii)        No payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of Series A Junior Securities shall be made, and no sum shall be set aside for or applied by the Corporation to any Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) at any time any shares of Series A Preferred Stock are outstanding unless, prior to such payment or setting aside or applying such sum to the purchase, redemption, retirement or other acquisition of any Series A Junior Securities, all shares of Series A Preferred Stock shall have been purchased or otherwise acquired by the Corporation for value (and the purchase price therefor has been paid or set aside for payment); provided, however, that the foregoing shall not (1) prohibit the Corporation from repurchasing Series A Junior Securities, or options, warrants or other rights to purchase such Series A Junior Securities from a holder who is, or was, a director or employee of the Corporation (or a direct or indirect subsidiary of the Corporation) or (2) prohibit the Corporation from making any purchase, redemption, retirement or other acquisition of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fractional Series A Junior Securities.

(ix)           Dividends payable on Series A Preferred Stock for any period less than one year shall be computed on the basis of a 365/366-day year and the actual number of days elapsed in the period for which such dividends are payable.

(d)           Liquidation Preference.

(i)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Series A Junior Securities.  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the Holders of Series A Preferred Stock and holders of Series A Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled.  After payment in full pursuant to this paragraph (2)(d)(i), the Holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation on account of shares of Series A Preferred Stock.

(ii)           For the purposes of this paragraph (2)(d), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation; provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (2)(d) if, (1) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (A) cash, (B) notes, debentures or other evidences of indebtedness or obligations to pay cash or (C) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by Holders of Series A Preferred Stock with respect to liquidation or dividends or (2) the Holders of Series A Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series A Preferred Stock.

(e)           Voting Rights.

(i)            The Holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required by law or these Amended and Restated Articles of Incorporation.

(ii)           In any case in which the Holders of Series A Preferred Stock shall be entitled to vote, each Holder shall be entitled to one vote for each share of Series A Preferred Stock held except as otherwise required by applicable law.

(f)            Conversion or Exchange.  The Holders of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

(g)           Reissuance of Series A Preferred Stock.  Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in these Amended and Restated Articles of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, it being understood that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or a direct or indirect subsidiary of the Corporation) so long as such reissued shares of Series A Preferred Stock are reissued to a person who is an employee or director of the Corporation (or a direct or indirect subsidiary of the Corporation) at the time of such reissue.

(h)           Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

(i)            Certain Additional Provisions.

(i)            Optional Redemption.  Upon a Change of Control or an Initial Public Offering (as such terms are defined in subparagraph (j) of this paragraph (2)) at the election of the Corporation, expressed by resolution of the Board of Directors, the outstanding shares of Series A Preferred Stock, in whole or in part, may be redeemed, from funds legally available, in the manner provided herein, at a redemption price per share equal to the Liquidation Preference per share (the “Optional Redemption”).

(ii)           Procedures for Optional Redemption.

(1)           At least five (5) days and not more than 60 days prior to the date fixed for any redemption of Series A Preferred

Stock pursuant to this paragraph (2)(i), written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record of Series A Preferred Stock on the record date fixed for such redemption of Series A Preferred Stock at such Holder’s address as set forth on the stock register of the Corporation on such record date; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Redemption Notice shall state:

(A)          redemption price;

(B)           whether all or less than all of the outstanding shares of Series A Preferred Stock redeemable thereunder are to be redeemed and the aggregate number of shares of Series A Preferred Stock being redeemed;

(C)           the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

(D)          the date of the Optional Redemption (the “Optional Redemption Date”);

(E)           that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

(F)           that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate on such Optional Redemption Date unless the Corporation defaults in the payment of the redemption price.

Upon the mailing of any such Redemption Notice, the Corporation shall become obligated to redeem, on the Optional Redemption Date specified therein, all shares of Series A Preferred Stock called for redemption.

(2)           Each Holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Optional Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof; and each surrendered certificate shall be canceled and retired.  In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(3)           If a Redemption Notice has been mailed in accordance with paragraph (2)(i)(ii)(1) of this Article Three above, unless the Corporation defaults in the payment in full of the redemption price, dividends on Series A Preferred Stock called for redemption shall cease to accumulate on the Optional Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the redemption price without interest.

(iii)          Method of Payment.  Series A Preferred Stock shall be payable as to Liquidation Preference, dividends, redemption payments, cash in lieu of fractional shares or other cash payments at the office of the Corporation maintained for such purpose or, at the option of the Corporation, payment of cash dividends may be made by check mailed to the Holders at their addresses set forth in the stock register of the Corporation.

(j)            Definitions.  As used in this paragraph (2), the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Accumulated Dividends” means (i) with respect to any share of Series A Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash, and (ii) with respect to any Series A Parity Security, the dividends that have accrued and are due on such security as of such specific date.

“Annual Dividend Period” means the annual period commencing on each August 1 and ending on the following Dividend Payment Date, respectively.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

“Change of Control” means, with respect to the Corporation, the occurrence of any of the following:  (i) if JCP Funds fail to be the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of the Common Stock of the Corporation then outstanding, whether as a result of an issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation, any direct or indirect transfer of securities by JCP Funds or otherwise; or (ii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries considered as a whole.

“Dividend Payment Date” means December 31 of each year.

“Dividend Period” means the Initial Dividend Period and, thereafter, each Annual Dividend Period.

“Holder” means a holder of shares of Series A Preferred Stock.

“Initial Dividend Period” means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

“Initial Public Offering” shall mean a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act (other than a Registration Statement on Forms S-8 or S-4 or any similar or successor forms or any registration statement relating to an exchange offer or an offering of securities solely to the Corporation’s employees or securityholders or used in connection with an acquisition or business combination, or used to offer and sell a combination of debt and equity securities of the Corporation in which (i) not more than 20% of the gross proceeds from such offering is attributable to the equity securities and (ii) after giving effect to such offering, the Corporation does not have a class of equity securities required to be registered under the Exchange Act).

“Issue Date” means the date of issuance of the applicable share or shares of Series A Preferred Stock.

“JCP Funds” means ING Furman Selz Investors III L.P., a Delaware limited partnership, ING Barings Global Leveraged Equity Plan Ltd., a Bermuda corporation, and ING Barings U.S. Leveraged Equity Plan LLC, a Delaware limited liability company.

“Liquidation Preference” means, on any specific date, with respect to any share of Series A Preferred Stock, the sum of (i) $1,000.00 plus (ii) the Accumulated Dividends with respect to such share.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

“PIK Dividends” means dividends on Series A Preferred Stock that are paid in kind of additional fully paid and nonassessable shares of Series A Preferred Stock instead of being paid in cash.

“Series A Junior Payment Date” has the meaning given to such term in (2)(c)(v).

“Series A Junior Securities” has the meaning given to such term in paragraph (2)(b).

“Series A Parity Payment Date” has the meaning given to such term in (2)(c)(iv).

“Series A Parity Securities” has the meaning given to such term in paragraph (2)(b).

“Series A Preferred Stock” has the meaning given to such term in paragraph (2)(a).

“Series A Senior Securities” has the meaning given to such term in paragraph (2)(b).

(k)           Reservation of Right.  The Board of Directors of the Corporation reserves the right by subsequent amendment of these Amended and Restated Articles of Incorporation to increase or decrease the number of shares constituting Series A Preferred Stock (but not below the number of shares then outstanding) and in other respects to amend these Amended and Restated Articles of Incorporation within the limits provided by law, these Amended and Restated Articles of Incorporation and any applicable contract or instrument binding on the Corporation.

(3)           COMMON STOCK

All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

(a)           Dividends.  Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors;

(b)           Distribution of Assets.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of any Preferred Stock are entitled have been paid or set aside in cash for payment.

(c)           Voting Rights.  The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided, however, that holders of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation that relates solely to the terms of any class or series of Preferred Stock and does not adversely affect or alter or change the rights, preferences or privileges of the holders of Common Stock if the holder or holders of such affected series are entitled, either separately or together with one or more such series, to vote thereon pursuant to these Amended and Restated Articles of Incorporation or pursuant to the Nevada Revised Statutes (“NRS”).  Each holder of Common Stock shall be entitled to one vote for each share thereof held.

ARTICLE 4

Names and Addresses of Board of Directors.  The number of directors on the Board of directors shall be not less than one (1) nor more than five (5).  The names and addresses of each of the directors on the Board of Directors are:

Director	Address
Nicholas Daraviras	c/o Jefferies Capital Partners 520 Madison Avenue New York, NY 10022

James Luikart	c/o Jefferies Capital Partners 520 Madison Avenue New York, NY 10022

Daniel O’Leary	Edgen Corporation c/o Jefferies Capital Partners 520 Madison Avenue New York, NY 10022

ARTICLE 5

Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the Bylaws of the Corporation, except as otherwise specifically provided herein.

ARTICLE 6

Board of Directors.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 7

Right to Amend.  The Corporation reserves the right to amend any provision contained in these Amended and Restated Articles of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE 8

Consent of Stockholders in Lieu of Meeting.  Any action required to be taken, or which may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given, to the extent required by law, to those stockholders who have not consented in writing.

ARTICLE 9

Limitation on Liability.  The Directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the NRS.  Without limiting the generality of the foregoing, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article 9 shall be prospective only, and shall not affect, to the detriment of any Director, any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.